Exhibit 10.4

January 15, 2020
Re: Letter of Resignation

Dear Michael and Howard:
Please accept my formal letter of resignation as Chief Financial Officer of Rexford Industrial Realty, Inc. and its affiliated companies (collectively, the “Company”). This decision was made solely by me, without request or suggestion by the Company, and without “Good Reason” as defined in my Employment Agreement dated November 25, 2014 (as amended to date, my “Employment Agreement”). Capitalized terms used but not defined shall have the meanings provided in the Employment Agreement. Notwithstanding anything to the contrary contained in my Employment Agreement, in the event of conflict between the terms of this Letter of Resignation and the Employment Agreement, the terms of this Letter of Resignation shall control.
My resignation is not the result of any disagreement or conflict with the Company. I intend to serve as the Company’s Chief Financial Officer during the Transition Period described below, ideally during which time a replacement is found so I may assist in the transition of the Chief Financial Officer role to a replacement Chief Financial Officer. I am also available and desire to serve in other capacities and to potentially assume a new position within the Company as may be mutually agreed upon by us after the hire of a replacement Chief Financial Officer.
For a period commencing on the date of this Letter of Resignation (the “Notice Date”) and ending upon the earliest to occur of (i) the 90th day following the start date of a new Chief Financial Officer, and (ii) the first anniversary of the Notice Date (in any case, the “Transition Period”), I am available to the Company under the following terms (collectively, the “Transition Period Terms”):

1.
I shall continue to serve during the Transition Period in my capacity as Chief Financial Officer until a replacement Chief Financial Officer begins employment with the Company, at which point the Company may change my title, duties and/or responsibilities to that of a transitional/non-officer role or to another role as mutually agreed by the Company and myself;

2.
Following the Transition Period if there is no such mutually agreed upon role, the Company may terminate my employment for any reason or no reason at all and shall only be responsible for the Transition Compensation (defined below), such that this provision shall supersede the terms of my Employment Agreement;

3.
During the Transition Period, I shall use good faith, best efforts to continue to serve in my role as Chief Financial Officer of the Company until my replacement starts and then use good faith, best efforts through any remaining portion of the Transition Period to assist in the transition of my responsibilities to the new Chief Financial Officer.

4.
Further, provided I fulfill the Transition Period Terms and my employment has not been terminated by the Company for Cause or by me prior to expiration of the Transition Period, my Employment Agreement shall remain in effect, except as modified or amended by this Letter of Resignation, until I no longer serve as Chief Financial Officer, and I shall receive the following compensation (such compensation being the “Transition Compensation”):

(a)
regular payments of my base salary at the existing base salary of $425,000 in accordance with the Company’s regular payroll dates during the Transition Period, which, in any case, shall be paid for a period of not less than 6 months from the Notice Date irrespective of the date of hire and transition of a new Chief Financial Officer;

(b)
all of the health, welfare and retirement benefits in effect for me and my eligible dependents as of the Notice Date (on the same terms and conditions as currently apply, other than changes to any such plan(s) affecting officers of the Company generally), and following the expiration of the Transition Period to the extent I am no longer then employed by the Company, for a period extending for 12 months from the expiration of the Transition Period in the form of Company paid COBRA;

(c)
subject to my timely execution and non-revocation of a Release (as provided in the Employment Agreement, including as to payment timing around a Release), my earned share of the prorated 2020 cash bonus in accordance with the performance goals set forth in the 2020 NEO bonus criteria and leverage percentages established by the Company’s Compensation Committee, which cash bonus (if earned) shall be paid in 2021 when the other 2020 NEO bonuses are paid, prorated for the period of January 1, 2020 through the employment start date for the replacement Chief Financial Officer; and,

(d)
the LTIP units granted by my existing time-based LTIP unit agreements (2016, 2017, 2018 and 2019) and my existing OPP performance unit agreements (2017, 2018 and 2019) (collectively, the “LTIP Agreements”), shall continue to vest and become nonforfeitable in accordance with the terms of the LTIP Agreements during my continued Transition Period employment, and to the extent my employment is terminated for any reason all LTIP units unvested at the time of such termination shall be forfeited without further vesting or being deemed a Qualifying Termination;

5.
For clarity, if I terminate my employment for any reason prior to the 6-month anniversary of the Notice Date without the 90-day anniversary of the new CFO’s start date having occurred, then I shall be entitled only to the Accrued Obligations and shall not be entitled to the Transition Compensation described above (or any other severance or termination payments or benefits); and,

6.
Because I have tendered my resignation without request or suggestion by the Company and without Good Reason, I hereby acknowledge that I may not for any reason hereafter terminate my employment as CFO or as provided through the Transition Period for Good Reason, and I hereby permanently waive and relinquish any rights or eligibility to terminate such employment with the Company for Good Reason (and without limiting the foregoing, I further acknowledge and agree that any changes to my title, duties, authority, responsibilities or otherwise associated with the hiring of a new CFO shall not constitute Good Reason)

Please acknowledge our mutual agreement with the Transition Period Terms by signing below.

Sincerely,

/s/ Adeel Khan
Adeel Khan, Chief Financial Officer

Acceptance of Resignation and Agreement to the Transition Period Terms on Behalf of the Company:
Rexford Industrial Realty, Inc.

By:	/s/ Michael S. Frankel
Michael S. Frankel
Co-Chief Executive Officer

By:	/s/ Howard Schwimmer
Howard Schwimmer
Co-Chief Executive Officer